UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2026

KAILERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43233	99-3088927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Third Avenue, 4th Floor Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(781) 317-0290

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	KLRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 20, 2026, Kailera Therapeutics, Inc. (the “Company”) filed an amended and restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the initial public offering (the “IPO”) of shares of its common stock. The Company’s board of directors and stockholders previously approved the filing of the Restated Certificate to be effective immediately after the closing of the IPO.

The Restated Certificate amended and restated the Company’s prior amended and restated certificate of incorporation, as amended, in its entirety, to, among other things: (i) fix the authorized number of shares of common stock at 800,000,000 shares; (ii) eliminate all references to the previously existing series of preferred stock; (iii) authorize 10,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iv) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered three-year terms; (v) provide that directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds of the Company’s capital stock entitled to vote thereon; (vi) require the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting in the manner provided in the Company’s bylaws then in effect; (vii) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting; (viii) designate the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain actions, including, but not limited to, derivative actions, suits or proceedings brought on behalf of the Company or actions, suits or proceedings asserting claims of breach of a fiduciary duty owed by any of the Company’s directors, officers or stockholders, provided that the exclusive forum provision will not apply to actions brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and (ix) designate the federal district courts of the United States of America to be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing description of the amendments made by the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On April 20, 2026, in connection with the closing of the IPO, the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), previously approved by the Company’s board of directors, became effective. The Amended and Restated Bylaws amended and restated the Company’s prior bylaws in their entirety to, among other things: (i) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (ii) establish procedures relating to the nomination of directors; and (iii) conform to the amended provisions of the Restated Certificate.

The foregoing description of the amendments made in the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01 Other Events.

On April 20, 2026, the Company completed its IPO of 44,921,875 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase 5,859,375 additional shares, at a public offering price of $16.00 per share. The gross proceeds to the Company from the IPO were $718.8 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Kailera Therapeutics, Inc.

3.2	Amended and Restated Bylaws of Kailera Therapeutics, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAILERA THERAPEUTICS, INC.

Date: April 20, 2026	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
President and Chief Executive Officer